Exhibit 99.1

Insulet Reports Fourth Quarter and Full Year 2014 Financial Results

Full Year 2014 Revenue Increased 17%

BILLERICA, MA - February 26, 2015 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three months and full year ended December 31, 2014.

Fourth Quarter Highlights and Recent Developments:

•	Continuing to drive OmniPod adoption resulting in double digit year-over-year growth.

•	Strengthening senior leadership team with key executive appointments in commercial operations including sales, marketing, managed care and customer support.

•	Forming drug delivery business unit with the addition of experienced senior executives.

•	Extending exclusive blood glucose meter partnership with Abbott Laboratories.

•	Transforming Canadian distribution to a direct model for OmniPod.

“Insulet’s OmniPod System, the leading tubeless insulin delivery technology and most differentiated insulin delivery system on the market, allows us to further our leadership in ‘intelligent’ drug delivery,” said Patrick Sullivan, President and Chief Executive Officer. “We have recently enhanced our senior management team with several executives who bring outstanding experience and executional expertise to Insulet and together we are driving focus, growth and increased accountability throughout the entire organization. We are confident that we have the right strategy and team to take Insulet to the next level and ensure OmniPod remains well-positioned for continued adoption in the U.S. and international markets.”

“Looking ahead to the remainder of 2015, as an organization we recognize the challenges we face and are energized by the opportunity we see before us,” continued Mr. Sullivan. “In recent months, we have put in place a number of catalysts to drive growth, including sales force expansion and a focused managed care effort. We believe we are well-positioned to build momentum and drive stronger top-line growth as the year progresses.”

Fourth Quarter 2014 Financial Results:

Fourth quarter 2014 revenue increased 6% to $72.6 million, compared with $68.5 million in the fourth quarter of 2013.

Gross profit for the fourth quarter of 2014 improved 11% to $36.7 million from $33.0 million in the fourth quarter of 2013. The Company further expanded gross margin in the fourth quarter of 2014 to 51%, compared with 48% in the same quarter of 2013.

Operating loss for the fourth quarter of 2014 was $2.3 million, compared with an operating profit of $0.2 million in the fourth quarter of 2013. This result was primarily driven by a 19% increase in operating expenses to $38.9 million compared with $32.8 million in the prior year. During the fourth quarter of 2014, the Company recorded $3.8 million of charges (of which $1.6 million was non-cash) consisting primarily of severance and stock-based compensation related to recent management transitions. There were no one-time charges in the fourth quarter of 2013.

Net loss for the fourth quarter of 2014 was $5.4 million, or $0.10 per share, compared with net loss of $2.5 million, or $0.04 per share, in the fourth quarter of 2013.

Full Year 2014 Results:

For the year ended December 31, 2014, revenue increased 17% to $288.7 million from $247.1 million in 2013.

Gross profit for the year ended December 31, 2014 improved 27% to $143.3 million, compared with $112.4 million in 2013. Gross margin improved to 50% in 2014 compared with 45% in 2013.

Operating loss for the year ended December 31, 2014 improved to $12.3 million, compared with an operating loss of $29.1 million in 2013. For the year ended December 31, 2014, operating loss included a charge of approximately $10.4 million (of which $6.8 million was non-cash) related to management transition costs and a charge of approximately $7 million in settlement and legal expenses related to the Becton, Dickinson and Company patent infringement suit. Operating loss for the year ended December 31, 2013 included a charge of approximately $10 million related to the Company's settlement of the Medtronic patent infringement lawsuit, as well as costs incurred related to the launch of the next-generation OmniPod.

Net loss for the year ended December 31, 2014 was $51.5 million, or $0.93 per share, compared with $45.0 million, or $0.83 per share for the full year 2013.

As of December 31, 2014, the Company had cash and cash equivalents of $151.2 million compared with $149.7 million at December 31, 2013.

Guidance:
For the year ending December 31, 2015, the Company expects revenue to be in the range of $305 to $320 million. For the first quarter of 2015, the Company expects revenue to be in the range of $67 to $69 million.
Conference Call:

Insulet will host a conference call at 4:30 p.m. EST on February 26, 2015 to discuss the financial results and outlook. To listen to the conference call, please dial (844) 831-3022 for domestic callers and (315) 625-6887 for international callers. The passcode is 80583777. A replay of the conference call will be available two hours after the completion of the call through March 5, 2015 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international), passcode 80583777. An online archive of the conference call will also be available by accessing the Investor Information section of the company's website at http://investors.insulet.com.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2014 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue and operating profitability. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; failure to retain and manage successfully Neighborhood Diabetes’ Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the 2% Convertible Senior Notes due June 15, 2019; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2014 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com or ir@insulet.com

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited) (In thousands, except share and per share data)
Revenue	$72,561	$68,533	$288,720	$247,084
Cost of revenue	35,888	35,515	145,432	134,683
Gross profit	36,673	33,018	143,288	112,401
Operating expenses:
Research and development	7,286	6,424	27,900	21,765
General and administrative	14,180	13,552	66,841	64,077
Sales and marketing	17,462	12,836	60,844	55,694
Total operating expenses	38,928	32,812	155,585	141,536
Operating profit (loss)	(2,255)	206	(12,297)	(29,135)
Interest and other expense, net	(3,141)	(2,860)	(39,061)	(15,739)
Loss before income taxes	(5,396)	(2,654)	(51,358)	(44,874)
Income tax benefit (expense)	(4)	154	(142)	(100)
Net loss	$(5,400)	$(2,500)	$(51,500)	$(44,974)
Net loss per share basic and diluted	$(0.10)	$(0.04)	$(0.93)	$(0.83)
Weighted-average number of shares used in calculating net loss per share	56,166,017	54,675,327	55,628,542	54,010,887

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2014	As of December 31, 2013
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$151,193	$149,727
Accounts receivable, net	39,882	33,067
Inventories	13,099	9,464
Prepaid expenses and other current assets	4,022	5,940
Total current assets	208,196	198,198
Property and equipment, net	37,069	32,356
Intangible assets, net	14,064	18,040
Goodwill	37,536	37,536
Other assets	5,291	1,825
Total assets	$302,156	$287,955
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$14,659	$19,359
Accrued expenses and other current liabilities	24,703	19,478
Deferred revenue	1,554	900
Current portion of capital lease obligations	3,380	2,637
Total current liabilities	44,296	42,374
Capital lease obligations	2,263	5,390
Long-term debt, net of discount	168,994	113,651
Other long-term liabilities	2,774	1,943
Total liabilities	218,327	163,358
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2014 and 2013. Issued and outstanding: zero shares at December 31, 2014 and 2013.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2014 and 2013. Issued and outstanding: 56,299,022 and 54,870,424 shares at December 31, 2014 and 2013, respectively.	56	55
Additional paid-in capital	661,798	651,067
Accumulated deficit	(578,025)	(526,525)
Total stockholders’ equity	83,829	124,597
Total liabilities and stockholders’ equity	$302,156	$287,955